Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Reports Fiscal 2011 First Quarter Results

Net loss narrowed to $0.25 per share vs. loss of $0.33 per share in prior-year quarter;

Continued to improve gross margins and strengthen balance sheet;

Company on track to increase profitability this fiscal year;

Maintains annual revenue and earnings guidance

MINNEAPOLIS, July 29, 2010 — Arctic Cat Inc. (Nasdaq: ACAT) today reported that its net loss narrowed to $4.5 million, or $0.25 per diluted share, on net sales of $63.4 million for the fiscal 2011 first quarter ended June 30, 2010.  In the prior-year first quarter of fiscal 2010, Arctic Cat reported a net loss of $5.9 million, or $0.33 per diluted share, on net sales of $69.4 million. The company historically reports a net loss in its fiscal first quarter, due to the seasonal nature of its products, with the majority of its sales and earnings occurring in its fiscal second and third quarters.

Commenting on the first quarter results, Arctic Cat’s chairman and chief executive officer Christopher A. Twomey said: “We are pleased with the company’s improved results. Overall, we have made remarkable strides given that the powersports sector has yet to recover from the economic recession. During the quarter, we achieved higher gross margins on lower sales volumes and further strengthened our balance sheet. We made additional progress on our strategy to closely match wholesale and retail sales, in order to reduce dealer inventories and align them with current consumer demand in our markets. We gained ATV market share by offering innovative world-class products. We also continued to aggressively work on lowering our cost structure.”

Among the highlights of Arctic Cat’s 2011 first quarter financial results versus the same quarter last year:

•                  North American dealer inventories declined 23 percent;

•                  Gained ATV market share;

•                  Gross margins improved 610 basis points;

•                  Factory inventory declined 31 percent to $88.1 million from $127.1 million;

•                  Total cash and short-term investments at quarter end rose to $58.6 million from $7.9 million;  and

•                  The company has no short or long-term debt.

Business Line Results

All-terrain vehicle (ATV) sales totaled $27.8 million in the first quarter versus $32.2 million in the same period last year. Arctic Cat continued to match wholesale sales with actual retail demand in order to further reduce dealer inventories.  At the same time, the company pursued its strategy to introduce new models and features in the ATV segments with the greatest consumer demand.

In the first quarter, Arctic Cat introduced two side-by-side Prowler utility vehicles for the 2011 model year: the Prowler HDX and the Prowler 550 XT. The three-passenger Prowler HDX is designed to be a heavy-duty utility workhorse. Its versatile rear cargo box hauls up to 1,000 lbs. and offers removable sides to create a convenient flatbed. In addition, power steering and an extra long wheelbase give it a smooth, comfortable ride. For the newly introduced Prowler 550 XT, Arctic Cat offers a sporty new look. Arctic Cat also extended its critically acclaimed electric power steering package, among other feature enhancements, to additional ATV models, including Arctic Cat’s two-rider TRVs.

Snowmobile sales totaled $17.1 million in the first quarter compared to $17.9 million in the prior-year quarter. During the quarter, Arctic Cat announced that it entered into an agreement to transition its snowmobile engine manufacturing from Suzuki Motor Corporation. Arctic Cat will begin manufacturing some of its own snowmobile engines at its engine manufacturing facility in St. Cloud, Minn., after the 2014 model year. Currently, Suzuki supplies all engines for Arctic Cat’s snowmobiles.

In making the announcement, Twomey noted: “Suzuki has been an outstanding engine supply partner for more than 25 years and remains a significant shareholder in Arctic Cat. However, we are changing our engine strategy in order to gain more control over our products, and enhance our ability to meet regulatory and performance requirements. This also will enable us to better utilize our current engine manufacturing capacity, which should result in lower costs.”

Sales of parts, garments and accessories (PG&A) in the first quarter were $18.5 million versus $19.3 million in the prior-year quarter. To help fuel PG&A sales in fiscal 2011, Arctic Cat is continuing to expand its new accessories and garment offerings to generate additional revenue and earnings.

Outlook

“Through a rescaled business and strong expense controls, we are on track to deliver improved operating results and increased profitability again this fiscal year,” Twomey said.

Arctic Cat is focused on leveraging its operational efficiency and improving its profitability in a continued low-demand recreational vehicle market. The company’s fiscal 2011 outlook includes the following assumptions: ATV industry retail sales declining approximately 10 to 12 percent; snowmobile industry retail sales in a range of up or down approximately 5 percent; Arctic Cat dealer inventories declining 20 to 30 percent; increasing gross margins between 100 to 200 basis points; achieving flat operating expense levels as a percent of sales; increasing cash flow from operations; and ending the year with more cash on the balance sheet.

Arctic Cat continues to estimate sales for its fiscal year ending March 31, 2011, in the range of $447 million to $460 million. The company anticipates that fiscal 2011 earnings will be in the range of $0.18 to $0.33 per diluted share.

Commented Twomey: “Arctic Cat remains positioned for long-term growth when the retail powersports market recovers.”

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4334802. The telephone replay will be available through Thursday, August 5, 2010.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended
	June 30,
	2010	2009
Net Sales
Snowmobile & ATV Units	$44,938	$50,088
Parts, Garments & Accessories	18,468	19,282
Total Net Sales	63,406	69,370
Cost of Goods Sold
Snowmobile & ATV Units	42,249	50,342
Parts, Garments & Accessories	10,398	11,480
Total Cost of Goods Sold	52,647	61,822
Gross Profit	10,759	7,548
Operating Expenses
Selling & Marketing	6,066	6,422
Research & Development	3,225	3,170
General & Administrative	8,373	6,634
Total Operating Expenses	17,664	16,226
Operating Profit (Loss)	(6,905)	(8,678)
Other Income (Expense)
Interest Income	18	4
Interest Expense	(3)	(72)
Total Other Income (Expense)	15	(68)
Loss Before Income Tax	(6,890)	(8,746)
Income Tax Benefit	(2,412)	(2,799)
Net Loss	$(4,478)	$(5,947)
Net Loss Per Share
Basic	$(0.25)	$(0.33)
Diluted	$(0.25)	$(0.33)

Weighted Average Shares Outstanding:
Basic	18,191	18,197
Diluted	18,191	18,197

	June 30,
Selected Balance Sheet Data:	2010	2009
Cash and Short-term Investments	$58,611	$7,871
Accounts Receivable, net	34,706	42,626
Inventories	88,069	127,092
Total Assets	242,829	259,983
Short-term Bank Borrowings	—	—
Total Current Liabilities	76,567	93,325
Long-term Debt	—	—
Shareholders’ Equity	163,217	160,794

	Three Months Ended
	June 30,
Product Line Data:	2010	2009	Change
All-Terrain Vehicles	$27,833	$32,171	-13%
Snowmobiles	17,105	17,917	-5%
Parts, Garments & Accessories	18,468	19,282	-4%
Total Sales	$63,406	$69,370	-9%